Exhibit 10.6

September 22, 2021

High Trail Investments ON LLC

221 River Street, 9th Floor

Hoboken, NJ 07030

Attention: Eric Helenek

Re:Agreement re Events of Default

Ladies and Gentlemen:

Reference is made to: (i) that certain Senior Secured Note due 2024 (Certificate No. A-4) issued on April 8, 2021 by Aterian, Inc. (formerly known as Mohawk Group Holdings, Inc.) (the “Company”) to High Trail Investments ON LLC (“High Trail ON”), as amended (the “Exchange Note”), (ii) that certain Senior Secured Note due 2024 (Certificate No. A-5) issued on April 8, 2021 by the Company to High Trail ON, as amended (the “Purchase Note” and collectively with the Exchange Note, the “Notes”), (iii) that certain Warrant to Purchase Common Stock (No. HTCS-2), issued to High Trail ON pursuant to that certain Securities Purchase Agreement dated as of February 2, 2021, by and between the Company and High Trail ON, as amended (the “HTCS-2 Warrant”), (iv) that certain Warrant to Purchase Common Stock (No. HTCS-7), issued to High Trail ON by the Company on April 8, 2021, as amended (the “HTCS-7 Warrant”), and (v) that certain Warrant to Purchase Common Stock (No. HTCS-8), issued to High Trail ON by the Company on April 8, 2021, as amended (the “HTCS-8 Warrant” and collectively with the HTCS-2 Warrant and the HTCS-7 Warrant, the “High Trail ON Warrants”). Capitalized terms used but not defined herein shall have the meaning given to them by the Notes.

The Company hereby acknowledges the occurrence of certain defaults under the Notes and the other Transaction Documents disclosed to High Trail ON in writing on the date hereof, including Events of Default under Section 11(a)(viii) of the Notes. The Company further acknowledges that High Trail ON has declared an Event of Default under the Notes (the “Current Events of Default”) and declared all of the Principal Amount and accrued but unpaid interest under the Exchange Note to be due and payable immediately for cash in an amount equal to the Event of Default Acceleration Amount of $15,494,519.54 and declared $7,210,363.20 of the Principal Amount and accrued but unpaid interest under the Purchase Note to be due and payable immediately for cash in an amount equal to the Event of Default Acceleration Amount of $8,327,168.34 (collectively, the “Current Events of Default Acceleration Amount”).  The Company further acknowledges that the Current Events of Default Acceleration Amount is immediately payable in cash and that the Company is waiving its right to pay the Current Events of Default Acceleration Amount in cash.

For valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

From and after the date hereof, High Trail ON shall have no right to exercise any remedy or otherwise enforce any rights against the Company or any of its subsidiaries under the Transaction Documents with respect to the Current Events of Defaults under the Exchange Note or any other Event of Default under the Exchange Note occurring prior to the satisfaction of the Current Events of Default Acceleration Amount (other than with respect to the right to receive payment by the Company of the Current Events of Default Acceleration Amount in shares of fully paid, validly issued Common Stock at the Event of Default Stock Payment Price or with respect to any breach of this letter agreement).  High Trail ON shall deliver Event of Default Stock Payment Notices with respect to the Current Events of Default Acceleration Amount as soon as it is practicable to do so without High Trail ON, together with the other Attribution Parties, collectively beneficially owning in the aggregate in excess of the Maximum Percentage (calculated in accordance with Section 7(A) of the Notes).  All shares of Common Stock issued by the Company to High Trail ON with respect to the Event of Default Acceleration Amount payable under the Exchange Note shall be Freely Tradable and the Company acknowledges that High Trail ON is under no obligation to accept any portion of the Current Events of Default Acceleration Amount with respect to the Purchase Note in shares of Common Stock until High Trail ON has received all of the Current Events of Default Acceleration Amount with respect to the Exchange Note in shares of Freely Tradable Common Stock.

2.

The Company acknowledges and agrees that the number of shares of Common Stock outstanding as of the date hereof is equal to 40,455,386 and that the Event of Default Stock Payment Price as of September 22, 2021 is equal to $8.1212.

3.

The Company agrees that it shall no longer have the right to cause a Forced Exercise (as defined in the High Trail ON Warrants) under Section 1(i) of the High Trail ON Warrants due to the fact that the Current Events of Default have occurred and regardless of the Company's performance of its obligations hereunder or whether any of the Notes remain outstanding.

4.

The Company shall execute and deliver to High Trail ON and High Trail Investments SA LLC (“High Trail SA”) on the date of this letter agreement, the Second Omnibus Amendment to Senior Secured Notes Due 2024 and Warrants to Purchase Common Stock in the form attached hereto as Exhibit A (the "Omnibus Amendment").

5.

Effective upon satisfaction of (i) all obligations in this letter agreement, including without limitation, the payment by the Company of the Current Events of Default Acceleration Amount in shares of fully paid, validly issued Common Stock at the Event of Default Stock Payment Price, (ii) all obligations under that certain letter agreement Re: Agreement re Events of Default, dated as of September 22, 2021, entered into between the Company and High Trail SA, including without limitation, the payment by the Company of the Current Events of Default Acceleration Amount in shares of fully paid, validly issued Common Stock at the Event of Default Stock Payment Price (as such terms are defined in such letter agreement) and (iii) all obligations under the Omnibus Amendment, High Trail ON waives (i) the Current Events of Default under the terms of the Purchase Note with respect to the remainder of the outstanding Principal Amount under the Purchase Note and (ii) all Default Interest that would otherwise be applicable to the Current Events of Default.

6.

The Company agrees that for the period commencing on the date hereof and ending on November 1, 2021 (the “Restricted Period”), neither the Company nor any of its subsidiaries shall directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of, or file a registration statement with respect to) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act), any Convertible Securities, any preferred stock or any purchase rights).  Notwithstanding the foregoing, the restrictions in this Section 6 shall not apply during the Restricted Period: (1) in respect of the issuance of (A) Options or Convertible Securities issued under any Approved Stock Plan; (B) the issuance of securities as consideration in any merger, acquisition, business combination or strategic investment (including any joint venture, marketing, distribution, collaboration, license, strategic alliance or partnership), provided, that such securities are not issued primarily for the purpose of raising capital; (C) shares of the Company’s capital stock issuable pursuant to shareholder rights plans; (D) shares of Common Stock issued pursuant to securities held by High Trail SA, High Trail ON or any of their affiliates; (E) the issuance of Common Stock upon the exercise of Options or warrants, the settlement or vesting of restricted stock units, stock appreciation rights or restricted stock awards (including shares of Common Stock withheld by the Company for the purpose of paying on behalf of the holder thereof the exercise price of stock options or for paying taxes due as a result of such exercise or lapse of forfeiture restrictions), or the conversion of outstanding preferred stock or other outstanding Convertible Securities which are outstanding on date hereof or granted pursuant to an Approved Stock Plan after the date hereof, provided, that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of either: (I) such Approved Stock Plan or (II) such Options or Convertible Securities in effect on the date hereof and, in the case of (II), such Options or Convertible Securities are not amended, modified or changed on or after the date hereof to increase the number of such securities, to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities; or (2) to the granting of registration rights with respect to any issuance of securities under clause (B) of this sentence; provided that no such registration statement is filed with respect to such securities during the Restricted Period. As used herein, (i) “Convertible Securities” means any capital stock or other security of the Company or any of its subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock and Options) or any of its subsidiaries; (ii) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities; and (iii) “Approved Stock Plan” means any stock option plan or employee benefit plan or any stock or option plan or other agreement which has been approved by the Board of Directors of the Company (the “Board of Directors”) prior to the date hereof, or any stock option plan or employee benefit plan or any stock or option plan or other agreement which is approved by: (A) the Board of Directors or the compensation committee thereof and the stockholders of the Company after the date hereof, or (B) the Board of Directors or the compensation committee thereof as inducement grants in accordance with Nasdaq Listing Rule 5635(c)(4) after the date hereof, pursuant to which shares of Common Stock, options to purchase Common Stock and other incentive equity awards may be issued to any employee, officer, consultant or director for services provided to the Company in their capacity as such.

7.

By no later than 9:15 a.m., New York City time on September 23, 2021, the Company shall file a Current Report on Form 8-K disclosing all the material terms of the transactions contemplated by this letter agreement and the Omnibus Amendment (the “Form 8-K”). From and after the issuance of the Form 8-K, the Company shall have disclosed all material, nonpublic information (if any) provided to High Trail ON or High Trail SA by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents and neither High Trail ON nor High Trail SA shall be in possession of any material, non-public information regarding the Company or any of its Subsidiaries.

8.

The Company shall, within two Business Days of the date of this letter agreement, pay all reasonable and documented out-of-pocket expenses and costs of High Trail ON and High Trail SA (including, without limitation, the reasonable and documented attorney fees and expenses of counsel for High Trail ON and High Trail SA) in connection with the preparation, negotiation, execution and approval of this letter agreement.

Any breach of the terms and conditions by the Company of this letter agreement or failure to deliver the shares of Common Stock pursuant to Event of Default Stock Payment Notices delivered hereunder will constitute an Event of Default under each of the Notes and void this letter agreement in its entirety.

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This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Very truly yours,

ATERIAN, INC.

By:	/s/ Arturo Rodriguez
Name:	Arturo Rodriguez
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

HIGH TRAIL INVESTMENTS ON LLC

By:	/s/ Eric Helenek
Name:	Eric Helenek
Title:	Authorized Signatory

Exhibit A

Form of Second Omnibus Amendment to Senior Secured Notes Due 2024 and Warrants to Purchase Common Stock

(see attached)